Exhibit 99

Sypris Reports First Quarter Results

Reaffirms 2019 Growth and Margin Expansion Guidance

LOUISVILLE, KY--(BUSINESS WIRE)--May 15, 2019--Sypris Solutions, Inc. (Nasdaq/GM: SYPR) today reported financial results for its first quarter ended March 31, 2019. Having completed a series of strategic initiatives over the past several years, Sypris Solutions is now better positioned to achieve long-term growth and a return to profitable operations for 2019. These steps have included reducing and realigning its cost structure while diversifying its book of business in terms of both customers and markets.

Results for the first quarter of 2019 fundamentally reflected these expectations, especially with respect to Sypris Technologies. However, an anticipated and ongoing shortage of electronic components and resulting labor inefficiencies continued to have a negative impact on Sypris Electronics in the first quarter and, in turn, the Company's consolidated results.

HIGHLIGHTS

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  The Company’s first quarter 2019 consolidated revenue was largely flat compared with the prior-year quarter, while consolidated gross margin for the first quarter declined to 8.1% from 10.2% in the year-earlier quarter, both reflecting primarily the expected near-term drag from Sypris Electronics.
  Revenue for Sypris Technologies increased 11.3% during the quarter compared to the prior-year period, primarily reflecting increased sales volume with customers in the commercial vehicle market.
  Gross profit for Sypris Technologies increased 9.3% for the first quarter of 2019 from the year-earlier quarter, while operating income increased 245% to 6.5% of sales, up from 2.1% for the prior year period.
  Revenue for Sypris Electronics declined in the first quarter of 2019, compared with the year-earlier quarter, reflecting a delay in shipments under a pending new contract and the effect of aforementioned shortages of certain electronic components and extensive lead-time issues in the electronic industry.
  The Company reaffirmed its outlook for 2019, including revenue of $100-$110 million for the year, representing 19% year-over-year growth at the midpoint, and gross margin of 14%-16%, with both business segments forecasted to register solid profitability beginning in the last half of the year.

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“We are pleased with the year-over-year revenue growth at Sypris Technologies,” commented Jeffrey T. Gill, president and chief executive officer. “Shipment volumes remained strong in the quarter to support demand coming from the automotive and commercial vehicle markets. Energy products also performed well during the period despite some orders that shifted out of the quarter.

“While shipments at Sypris Electronics were generally in line with expectations for the quarter, its results were adversely affected by the labor inefficiencies and overhead absorption challenges that accompanied the lower shipment volumes. We expect to see progressively higher levels of shipments sequentially through 2019, with a full recovery to normal deliveries during the second half of the year.”

Concluding, Mr. Gill said, “We continue to see strong demand in each of our primary markets to support our revenue outlook for the balance of the year. Our customer base and the markets we serve remain resilient and are considerably more diversified than at any point in our recent history. The combination of our expected revenue growth and lower fixed manufacturing overhead costs, driven by effective cost reduction actions, are the keys to our return to profitability for 2019.”

First Quarter Results

The Company reported revenue of $19.6 million for the first quarter, compared to $19.9 million for the prior-year period. Additionally, the Company reported a net loss of $2.3 million, or $0.11 per share, compared to a loss of $1.8 million, or $0.09 per share, for the prior-year period. The results for the quarter ended March 31, 2019, include costs of $0.1 million related to preparing the Broadway facility for sale or other use. Results for the quarter ended April 1, 2018, include severance, relocation and other costs of $0.5 million partially offset by a gain of $0.3 million from the sale of excess equipment by Sypris Technologies.

Sypris Technologies

Revenue for Sypris Technologies was $16.1 million in the first quarter, compared to $14.5 million for the prior-year period, primarily reflecting an increase in demand from customers in the automotive and commercial vehicle industries. Gross profit for the quarter was $2.3 million, or 14.3% of revenue, compared to $2.1 million, or 14.5% of revenue, for the same period in 2018. Gross profit was negatively affected by product mix during the first quarter of 2019, as well as the incurrence of expenses associated with the launch of several new programs.

Sypris Electronics

Revenue for Sypris Electronics was $3.4 million in the first quarter of 2019, compared to $5.4 million for the prior year-period. Revenue for the quarter was affected by shortages of certain electronic components and extensive lead-time issues in the electronics manufacturing industry, as well as the delay of shipments pending the successful resolution of a new contract. The low volumes in the first quarter of 2019 also reflect shipments accelerated into the fourth quarter of 2018 as the Company planned for the implementation of a new ERP system effective in January of this year. Gross profit for the quarter was a loss of $0.7 million, compared to a loss of $0.1 million for the prior-year period, primarily reflecting lower volumes.

Outlook

Commenting on the future, Mr. Gill added, “Our markets are poised to provide Sypris with the opportunity for healthy, double-digit revenue growth during 2019. We anticipate new contract awards and market expansion in each of our targeted markets for energy, automotive, commercial vehicle, and aerospace and defense products as well as new electronics programs.

“Third-party forecasts for the Class 8 commercial vehicle market indicate production will be up approximately 4% in 2019 over the record setting highs in 2018. The energy market continues to benefit from strong demand and higher oil prices. The National Defense Authorization Act for Fiscal Year 2019 provides nearly $700 billion in funding for the U.S. Department of Defense, which is expected to support program growth and market expansion for Aerospace and Defense participants during the coming year.

“As a result, we are pleased to reaffirm our guidance for 2019, with full-year revenue expected to be in the range of $100-$110 million, which primarily reflects strong market conditions for the commercial vehicle and energy markets and our expectation that headwinds from component availability will improve in the aerospace and defense market allowing shipments to increase sequentially through the year. Of note, shipments have commenced under the new contract referred to previously, as well as for programs that previously had been waiting for electronic components.

“We expect to see meaningful improvements in gross margin, up to 14%-16% for the year as a whole, with sequential improvements from the first to second half periods."

Sypris Solutions is a diversified provider of truck components, oil and gas pipeline components and aerospace and defense electronics. The Company performs a wide range of manufacturing services, often under multi-year, sole-source contracts. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. Forward-looking statements include our plans and expectations of future financial and operational performance. Each forward-looking statement herein is subject to risks and uncertainties, as detailed in our most recent Form 10-K and Form 10-Q and other SEC filings. Briefly, we currently believe that such risks also include the following: our failure to achieve targeted gains and cash proceeds from the anticipated sale of certain equipment; our failure to return to profitability on a timely basis by steadily increasing our revenues from profitable contracts with a diversified group of customers, which would cause us to continue to use existing cash resources or other assets to fund operating losses; dependence on, retention or recruitment of key employees; the cost, quality, timeliness, efficiency and yield of our operations and capital investments, including the impact of tariffs, product recalls or related liabilities, employee training, working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; cost, quality and availability of raw materials such as steel, component parts (especially electronic components), natural gas or utilities; inventory valuation risks including excessive or obsolescent valuations or price erosions of raw materials or component parts on hand or other potential impairments, non-recoverability or write-offs of assets or deferred costs; potential weaknesses in internal controls over financial reporting and enterprise risk management; disputes or litigation involving governmental, supplier, customer, employee, creditor, stockholder, product liability or environmental claims; the fees, costs and supply of, or access to, debt, equity capital, or other sources of liquidity; our reliance on a few key customers, third party vendors and sub-suppliers; continued shortages and extensive lead-times for electronic components; breakdowns, relocations or major repairs of machinery and equipment, especially in our Toluca Plant; our failure to successfully complete final contract negotiations with regard to our announced contract “orders”, “wins” or “awards”; volatility of our customers’ forecasts, scheduling demands and production levels which negatively impact our operational capacity and our effectiveness to integrate new customers or suppliers, and in turn cause increases in our inventory and working capital levels; the costs of compliance with our auditing, regulatory or contractual obligations; labor relations; strikes; union negotiations; pension valuation, health care or other benefit costs; our inability to patent or otherwise protect our inventions or other intellectual property from potential competitors; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; U.S. government spending on products and services that Sypris Electronics provides, including the timing of budgetary decisions; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; risks of foreign operations; currency exchange rates; war, terrorism, or political uncertainty; cyber security threats and disruptions; failure to adequately insure or to identify environmental or other insurable risks; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	March 31,	April 1,
	2019	2018
	(Unaudited)
Revenue	$19,564	$19,942
Net loss	$(2,305)	$(1,795)
Loss per common share:
Basic	$(0.11)	$(0.09)
Diluted	(0.11)	(0.09)
Weighted average shares outstanding:
Basic	20,669	20,394
Diluted	20,669	20,394

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended
	March 31,	April 1,
	2019	2018
	(Unaudited)
Net revenue:
Sypris Technologies	$16,141	$14,507
Sypris Electronics	3,423	5,435
Total net revenue	19,564	19,942
Cost of sales:
Sypris Technologies	13,837	12,400
Sypris Electronics	4,136	5,511
Total cost of sales	17,973	17,911
Gross profit (loss):
Sypris Technologies	2,304	2,107
Sypris Electronics	(713)	(76)
Total gross profit	1,591	2,031
Selling, general and administrative	3,454	3,148
Severance, relocation and other costs	98	509
Operating loss	(1,961)	(1,626)
Interest expense, net	217	213
Other expense (income), net	51	(84)
Loss before taxes	(2,229)	(1,755)
Income tax expense, net	76	40
Net loss	$(2,305)	$(1,795)
Loss per common share:
Basic	$(0.11)	$(0.09)
Diluted	$(0.11)	$(0.09)
Dividends declared per common share	$-	$-
Weighted average shares outstanding:
Basic	20,669	20,394
Diluted	20,669	20,394

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	March 31,	December 31,
	2019	2018
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$5,689	$10,704
Accounts receivable, net	9,120	9,881
Inventory, net	21,209	18,584
Other current assets	4,385	4,755
Assets held for sale	1,474	1,474
Total current assets	41,877	45,398
Property, plant and equipment, net	14,758	14,655
Operating lease right-of-use assets	7,532	-
Other assets	1,509	1,515
Total assets	$65,676	$61,568
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,670	$13,427
Accrued liabilities	14,717	14,965
Operating lease liabilities, current portion	980	-
Finance lease obligations, current portion	632	593
Total current liabilities	27,999	28,985

Note payable - related party	6,453	6,449
Operating lease liabilities, net of current portion	7,367	-
Finance lease obligations, net of current portion	2,889	2,804
Other liabilities	6,810	8,496
Total liabilities	51,518	46,734
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued	-	-
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued	-	-
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued	-	-
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 21,370,395 shares issued and 21,354,203 outstanding in 2019 and 21,414,374 shares issued and 21,398,182 outstanding in 2018	214	214
Additional paid-in capital	154,450	154,388
Accumulated deficit	(115,789)	(114,926)
Accumulated other comprehensive loss	(24,717)	(24,842)
Treasury stock, 16,192 in 2019 and 2018	-	-
Total stockholders’ equity	14,158	14,834
Total liabilities and stockholders’ equity	$65,676	$61,568

Note: The balance sheet at December 31, 2018, has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Three Months Ended
	March 31,	April 1,
	2019	2018
	(Unaudited)
Cash flows from operating activities:
Net loss	$(2,305)	$(1,795)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	691	672
Stock-based compensation expense	111	143
Deferred loan costs recognized	4	3
Gain on the sale of assets	-	(281)
Provision for excess and obsolete inventory	37	(75)
Other noncash items	(127)	68
Contributions to pension plans	(10)	(11)
Changes in operating assets and liabilities:
Accounts receivable	758	(675)
Inventory	(2,664)	78
Prepaid expenses and other assets	398	(667)
Accounts payable	(1,801)	1,047
Accrued and other liabilities	436	847
Net cash used in operating activities	(4,472)	(646)
Cash flows from investing activities:
Capital expenditures	(348)	(406)
Proceeds from sale of assets	-	363
Net cash used in investing activities	(348)	(43)
Cash flows from financing activities:
Capital lease payments	(146)	(425)
Indirect repurchase of shares for minimum statutory tax withholdings	(49)	-
Net cash used in financing activities	(195)	(425)
Net decrease in cash and cash equivalents	(5,015)	(1,114)
Cash and cash equivalents at beginning of period	10,704	8,144
Cash and cash equivalents at end of period	$5,689	$7,030

CONTACT:
Anthony C. Allen
Chief Financial Officer
(502) 329-2000